Exhibit 4.5
AMENDMENT NO. 1 TO
STOCK TRANSFER AGENCY AGREEMENT
     This Amendment to the Stock Transfer Agency Agreement dated as of November 7, 2007 by and between Gladstone Commercial Corporation, a Maryland corporation (the “Customer”), and THE BANK OF NEW YORK, a New York banking corporation (the “Bank”).
RECITALS:
     WHEREAS, the Bank and the Customer entered into a Stock Transfer Agency Agreement dated as of August 18, 2003 (the “Agreement”); and
     WHEREAS, the Customer desires to have shares maintained by the Bank in book-entry form known as the “Direct Registration System” (“DRS”);
     NOW, in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:
     1. The following sentence shall be added to the beginning of Article V, Section 1:
     “The Bank will issue and transfer shares in certificated form as follows:”
     2. Article V, Section 1 shall now be designated (a).
     3. Article V, Section 2 shall now be designated (b).
     4. Article V, Section 3 shall now be designated (c).
     5. The following Section shall be added to Article V:
     2. The Bank will issue and transfer Shares in book-entry form as follows:
     (a) Shares may be maintained by the Bank in book-entry form known as the “Direct Registration System” (“DRS”) through the Profile Modification System (“Profile”). DRS is the system administered by The Depository Trust Company (“DTC”) pursuant to which the Bank may register the ownership of uncertificated Shares, which ownership shall be evidenced by periodic statements issued by the Bank to the Registered Owners entitled thereto. Upon issuance of Shares, the Shares of each Registered Owner will be credited to the account of each such Registered Owner. The Registered

Owner of Shares is referred to herein as, or, if there are more than one Registered Owner of the same Shares, such Registered Owners are collectively referred to herein as, the “Registered Owner”.
     (b) Customer understands that Profile is a required feature of DRS. Profile allows a DTC participant claiming to act on behalf of the Registered Owner of Shares, to direct the Bank to register a transfer of such Shares to such DTC participant or its nominee without receipt by the Bank of such prior written authorization from the Registered Owner to register such transfer.
     (c) Customer understands the Bank will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Registered Owner in requesting registration of transfer and delivery described in subsection (b) has the actual authority to act on behalf of the Registered Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Article VIII, Sections 5 and 6 shall apply to the matters arising from the use of DRS/Profile System. The parties agree that the Bank’s reliance on and compliance with instructions received by the Bank through the DRS/Profile System in accordance with this Agreement, shall not constitute negligence or willful misconduct on the part of the Bank.
     6. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     7. This Amendment and the performance of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of New York.
     8. This Amendment may be executed in multiple counterparts. Each such counterpart shall be an original and all together shall constitute but one and the same Amendment.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement on the date set forth herein.

By:
Name:	David Gladstone
Title:	Chief Executive Officer

THE BANK OF NEW YORK

By:
Name:
Title: